Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
RADNET, INC.

FIRST:                      Name.  The name of this corporation is: RADNET, INC.

SECOND:                 Registered Office.  The address of the registered office of the Corporation in the State of Delaware is 40 E. Division Street, Suite A, Dover, Kent County, Delaware 19901, and the name of its registered agent at that address is Paracorp Inc.

THIRD:                     Purpose.  The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH:                 Authorized Capital Stock.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.”  The total number of shares that the Corporation shall have authority to issue is Two Hundred Thirty Million (230,000,000).

A.           Common Stock.  The total number of shares of common stock the Corporation shall have authority to issue shall be Two Hundred Million (200,000,000), par value $.0001 per share (the “Common Stock”).  The Common Stock shall have the powers,  preferences, rights and restrictions as provided for under the DGCL.

B.           Preferred Stock.  The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be Thirty Million (30,000,000), par value $.0001 per share (the “Preferred Stock”).  The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby vested with authority to fix by resolution or resolutions prior to the issuances thereof, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock,  and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

C.           Restrictions on Transfers.

          1.           Definitions.  As used in this Article FOURTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation ss. 1.382-2T shall include any successor provisions):

“5% Transaction” means any Transfer described in clause (a) or (b) of Section 2.

“Agent” has the meaning set forth in Section 6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation ss. 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

“Excess Securities” has the meaning given such term in Section 5.

“Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 11.

“Five-Percent Stockholder” means a Person or group of Persons that is a “5-percent stockholder” of the Corporation pursuant to Treasury Regulation ss. 1.382-2T(g).

“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation ss. 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Pre-Existing 5% Stockholder” means (i) any Person that (A) has filed a Schedule 13D or 13G with respect to the Corporation on or before August 21, 2006 or (B) on or before the thirtieth day after the effectiveness of the Certificate of Incorporation, establishes to the satisfaction of the Board of Directors that such Person was a direct Five-Percent Stockholder or a “first tier entity” of the Corporation within the meaning of Treasury Regulation ss. 1.382-2T(f)(9) on August 21, 2006 and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation ss. 1.382-2T(f)(10) and 1.382-2T(f)(14).

“Prohibited Distribution” has the meaning given such term in Section 6.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FOURTH.

“Public Group” has the meaning set forth in Treasury Regulation ss. 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 5.

“Securities” and “Security” each has the meaning set forth in Section 8.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation ss. 1.382-2T(f)(18).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code Section 382 and the regulations thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation ss. 1.382-2T(h)(4)(v)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

2.           Restrictions on Transfers.  Any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (a) if the transferee is a Five-Percent Stockholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons would become a Five-Percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder would be increased.

3.           Exceptions.

(a)           Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5% Stockholder otherwise would be prohibited by Section 2, such Transfer shall not be prohibited under Section 2 if both of the following conditions are met: (i) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Stockholder other than a Public Group (including a new Public Group created under Treasury Regulation ss. 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was owned by such Pre-existing 5% Stockholder on August 21, 2006.

(b)           The restrictions set forth in Section 2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to Section 3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.  The Board of Directors may exercise the authority granted by this Article FOURTH through duly authorized officers or agents of the Corporation.  Nothing in this Section 3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

4.           Legend.  Each certificate representing shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:

“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

5.           Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 5 or Section 6 shall also be a Prohibited Transfer.

(b)           The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article FOURTH, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article FOURTH as a condition to registering any transfer.

6.           Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

7.           Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors.  The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 7.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 7 inure to the benefit of the Corporation.

8.           Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of DGCL (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Stockholder to violate a restriction on Transfers provided for in this Article FOURTH, the application of Section 6 and Section 7 shall be modified as described in this Section 8.  In such case, no such Five-Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Five-Percent Stockholder, following such disposition, not to be in violation of this Article FOURTH.  Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 6 and 7, except that the maximum aggregate amount payable either to such Five-Percent Stockholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer.  All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five-Percent Stockholder or such other Person.  The purpose of this Section 8 is to extend the restrictions in Sections 2 and 6 to situations in which there is a 5% Transaction without a direct Transfer of Securities, and this Section 8, along with the other provisions of this Article FOURTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

9.           Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 6 (whether or not made within the time specified in Section 6), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Section 9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article FOURTH being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 6 to constitute a waiver or loss of any right of the Corporation under this Article FOURTH.

10.           Damages.  Any stockholder subject to the provisions of this Article FOURTH who knowingly violates the provisions of this Article FOURTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

11.           Board Authority.

(a)           The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article FOURTH, including, without limitation, (i) the identification of Five-Percent Stockholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 7, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article FOURTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article FOURTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article FOURTH.  The Board of Directors may delegate all or any portion of its duties and powers under this Article FOURTH to a committee of the Board of Directors as it deems necessary or advisable.

(b)           Nothing contained in this Article FOURTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article FOURTH, (iii) modify the definitions of any terms set forth in this Article FOURTH or (iv) modify the terms of this Article FOURTH as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation.  Such written conclusion of the Board of Directors shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.

12.           Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article FOURTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and (b) its actual knowledge of the ownership of Corporation Securities.

13.           General Authorization.  The purpose of this Article FOURTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article FOURTH or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

FIFTH:                      Annual Meeting of Stockholders.  The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation.  Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

SIXTH:                     Call of Special Meeting of Stockholders.  Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board of Directors or (ii) by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the DGCL (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

SEVENTH:               Stockholder Action by Written Consent.  Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be affected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting at which all shares entitled to vote thereon were present and voted.

EIGHTH:                   Election of Directors.

A.           Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B.           Stockholder Nominees.  Nominations by stockholders of persons for election to the Board of Directors shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

C.           Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding.

NINTH:                     Liability and Indemnification.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Expense incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article NINTH.  The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person.  To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive for any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the forgoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

TENTH:                    Amendment.  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and, except as otherwise provided in Article NINTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the Certificate of Incorporation has been executed by the sole incorporator on this 19th day of June, 2008.

By: /s/ Jeffrey L. Linden
Name: Jeffrey L. Linden
Title: Sole Incorporator